Exhibit 99.15

Johnson & Johnson Reports 2014 Second-Quarter Results:

Sales of $19.5 Billion increased 9.1% Versus 2013 Second Quarter;
Second-Quarter EPS was $1.51
Excluding Special Items, 2014 Second-Quarter EPS of $1.66 increased 12.2%*

New Brunswick, NJ (July 15, 2014) - Johnson & Johnson (NYSE: JNJ) today announced sales of $19.5 billion for the second quarter of 2014, an increase of 9.1% as compared to the second quarter of 2013. Operational results increased 9.4% and the negative impact of currency was 0.3%. Domestic sales increased 14.9%. International sales increased 4.4%, reflecting operational growth of 5.0% and a negative currency impact of 0.6%.
Net earnings and diluted earnings per share for the second quarter of 2014 were $4.3 billion and $1.51, respectively. The second-quarter results included a charge for after-tax special items of approximately $0.4 billion, primarily related to an increase in the litigation accrual as well as integration and transaction costs related to the acquisition of Synthes, Inc. Second quarter 2013 net earnings included a charge for after-tax special items of approximately $0.5 billion as shown in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items, net earnings for the current quarter were $4.8 billion and diluted earnings per share were $1.66, representing increases of 11.3% and 12.2%, respectively, as compared to the same period in 2013.*
“Our strong second-quarter results reflect the continued success of our new product launches and the progress we have made in achieving our near-term priorities,” said Alex Gorsky, Chairman and Chief Executive Officer.  “Significant advancements are being made in the treatment options and access to care for patients and customers around the world. Our diversified business model, focus on long-term growth drivers and talented colleagues position us well in this evolving and dynamic global health care market.”
The Company increased its earnings guidance for full-year 2014 to $5.85 - $5.92 per share. The Company’s guidance excludes the impact of special items.
Worldwide Consumer sales of $3.7 billion for the second quarter represented an increase of 2.4% versus the prior year consisting of an operational increase of 3.6% and a negative impact from currency of 1.2%.
Domestic sales decreased 0.5% primarily reflecting the divestiture of the sanitary protection business. International sales increased 3.9%, which reflected an operational increase of 5.8% and a negative currency impact of 1.9%.
Positive contributors to operational results were sales of TYLENOL® and MOTRIN® analgesics; over-the-counter upper respiratory medicines as well as anti-smoking aids; NEUTROGENA® and AVEENO® skin care products; baby care products; and international sales of LISTERINE® mouthwash and feminine protection products.
Worldwide Pharmaceutical sales of $8.5 billion for the second quarter represented an increase of 21.1% versus the prior year on a total and operational basis. Domestic sales increased 36.6%. International sales increased 6.8% which reflected an operational increase of 6.9% and a negative currency impact of 0.1%.

The strong sales results were primarily driven by new products including OLYSIO®/SOVRIAD® (simeprevir), for combination treatment of chronic hepatitis C in adult patients; XARELTO® (rivaroxaban), an oral anticoagulant; ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; INVOKANA® (canagliflozin), for the treatment of adults with type 2 diabetes; and IMBRUVICA® (ibrutinib), a kinase inhibitor for the treatment of mantle cell lymphoma and chronic lymphocytic leukemia in patients who have had at least one prior therapy.
Additional contributors to operational sales growth were STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and psoriatic arthritis; REMICADE® (infliximab) and SIMPONI®/SIMPONI® ARIA™ (golimumab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the treatment of schizophrenia in adults; and PREZISTA® (darunavir), a treatment for HIV.
Sales results were negatively impacted by loss of exclusivity for ACIPHEX® (rabeprazole), a proton pump inhibitor for gastrointestinal disorders, and CONCERTA® (methylphenidate HCI) for the treatment of attention deficit hyperactivity disorder.
During the quarter, the U.S. Food and Drug Administration (FDA) and the European Commission (EC) granted approval of SYLVANT® (siltuximab) for the treatment of patients with multicentric Castleman’s disease who are human immunodeficiency virus negative and human herpesvirus-8 negative. In addition, the EC granted approval for VOKANAMET®, a fixed-dose therapy combining canagliflozin and immediate release metformin hydrochloride in a single tablet for the treatment of adults with type 2 diabetes; OLYSIO® (simeprevir) for the treatment of adult patients with genotype 1 or 4 chronic hepatitis C; and for INVEGA® (paliperidone ER) to extend its adult indication of schizophrenia to include adolescents aged 15 years and older.
In addition, a supplemental New Drug Application (sNDA) was submitted to the FDA seeking approval for simeprevir in combination with the nucleotide analog NS5B polymerase inhibitor sofosbuvir developed by Gilead Sciences, Inc. Additional sNDA’s were also submitted to the FDA for once-monthly atypical long-acting antipsychotic INVEGA® SUSTENNA® (paliperidone palmitate) for approval to treat schizoaffective disorder as either monotherapy or adjunctive therapy.
A Marketing Authorization Application was submitted to the European Medicines Agency to expand the label for VELCADE® (bortezomib) to include its use, in combination with rituximab, cyclophosphamide, doxorubicin and prednisone, for the treatment of adult patients with previously untreated mantle cell lymphoma.
Worldwide Medical Devices and Diagnostics sales of $7.2 billion for the second quarter represented an increase of 0.7% versus the prior year consisting of an operational increase of 0.9% and a negative currency impact of 0.2%. Domestic sales decreased 1.4%. International sales increased 2.3%, which reflected an operational increase of 2.6% and a negative currency impact of 0.3%.

Primary contributors to operational growth were hip and trauma products in the Orthopaedics business, Biosense Webster’s electrophysiology products in the Cardiovascular Care business, and sales of energy products in the Specialty Surgery business.
Sales results in the U.S. Diabetes Care business were negatively impacted by price declines associated with the implementation of Medicare competitive bidding in mail order and retail effective July 1, 2013.
During the quarter, the SABER™ PTA Dilatation Catheter for the treatment of patients with Peripheral Arterial Disease received FDA and EC approval.
Subsequent to the quarter, on June 30, the Company completed the divestiture of its Ortho-Clinical Diagnostics business to The Carlyle Group for approximately $4 billion, subject to customary adjustments.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,000 employees at more than 270 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying financial schedules of the earnings release and the Investor Relations section of the Company’s website at www.investor.jnj.com.

Johnson & Johnson will conduct a conference call with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliation of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and a copy of today’s earnings call presentation can be found on the Company's website at www.investor.jnj.com.

NOTE TO INVESTORS
(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; the impact of patent expirations; challenges to patents; significant adverse litigation or government action, including related to product liability claims; impact of business combinations and divestitures; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays, internally or within the supply chain; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date on which it is made. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)